Exhibit 99.1

Universal Insurance Holdings, Inc. Announces the Addition of

Darryl Lewis as Chief Legal Officer

Fort Lauderdale, FL, August 2, 2018—Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that it has appointed Darryl L. Lewis to the position of Chief Legal Officer, effective August 1, 2018. In conjunction with his new role, Mr. Lewis will be resigning from his position on the Company’s Board of Directors, where he has served as a Director since 2013. Mr. Lewis is an established trial attorney in Florida and throughout the southeast region of the United States, and was previously a shareholder with the law firm of Searcy Denney Scarola Barnhart & Shipley, P.A. since 2003. He previously served in the United States Army Reserve as a Judge Advocate General (JAG Lawyer) and attained the rank of Lieutenant Colonel (LTC). Mr. Lewis has been named in the Best Lawyers in America publication in connection with his litigation practice since 2007 and in the South Florida Legal Guide as one of Florida’s top trial lawyers.

Universal Chairman and CEO Sean P. Downes commented, “We are very excited to add Darryl to the Universal team, and believe that his extensive knowledge of the Florida business and legal markets makes him the perfect choice to lead our growing corporate legal team. I have worked closely with Darryl while he has served on our Board of Directors over the past five years, and expect that he will bring the same dedication and leadership that he demonstrated in the boardroom to our everyday operations.“

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama, Virginia, New Jersey, New York, and New Hampshire. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended June 30, 2018.

Contacts:

Investors	Media
Dean Evans	Andy Brimmer / Mahmoud Siddig
VP Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
954-958-1306	212-355-4449
de0130@universalproperty.com